Exhibit 10.2
NATIONAL INSTRUMENTS CORPORATION
Restricted Stock Unit Award Agreement
(Non-Employee Director)
Grant Number:  «RSU_Number»
National Instruments Corporation (the “Company”) hereby grants you, «First» «Middle» «Last» (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under the National Instruments Corporation 2022 Equity Incentive Plan (the “Plan”).  Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this Award are as follows:

Date of Grant:	«Date (Month date, year)»
Number of Restricted Stock Units:	«RSU_Shares»
Vesting Commencement Date:	«Vest_Base_Date (Month date, year)»
Vesting of Restricted Stock Units:  Subject to any accelerated vesting provisions in the Plan and this Award, the Restricted Stock Units will vest as follows:
[________ percent (_____%)] [Insert Fraction e.g. (One-Third (1/3)][One-Fourth (1/4)][One-Fifth (1/5))] of the Restricted Stock Units will vest on [each] [the] anniversary of the Vesting Commencement Date, subject to Participant continuing to be a non-employee Director through such date[s].
Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.
IMPORTANT:
The Company’s obligation to deliver Shares or cash pursuant to this Award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and the Plan, including the Tax Obligations (as defined in Appendix A).  Before the Company delivers any Shares or cash pursuant to this Restricted Stock Unit Award Agreement, you must click on the link to each of the documents to reflect your review and acceptance of this Award, including, without limitation, (i) the Restricted Stock Unit Award Agreement and Appendix A thereto and (ii) the Plan (collectively, the “Award Documents”).  PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.
By clicking the “ACCEPT” button, you agree to the following:
You acknowledge and agree that:
(a) you have been able to access and view the Award Documents and understand that all rights and obligations with respect to this Award are set forth in such documents;
(b) you agree to all terms and conditions contained in the Award Documents, including the Tax Obligations; and
(c) the Award Documents set forth the entire understanding between the Company and you regarding this Award and your right to receive a whole number of Shares (or, in the discretion of the Administrator, a lump sum cash payment equal to the Fair Market Value of such Shares) thereunder.
(d) you have previously executed a confidentiality agreement in such form as prescribed by the Company as consideration for this Award.

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS
1. Grant.  The Company hereby grants to the Participant under the Plan an Award for a number of Restricted Stock Units set forth in the Restricted Stock Unit Award Agreement, subject to all of the terms and conditions of the Restricted Stock Unit Award Agreement, including this Appendix A (collectively, the “Award Agreement”), and the Plan.
2. Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share (or, in the Administrator’s discretion, a lump sum cash payment equal to the Fair Market Value of such Share) if it becomes vested.  The Participant will have no right to settlement of any unvested Restricted Stock Units. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Subject to the provisions of Section 5, such vested Restricted Stock Units will be settled as soon as practicable after vesting, but no later than the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year that includes the vesting date.
3. Vesting Schedule.  Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units granted under this Award Agreement will vest in the Participant according to the vesting schedule set forth in the Award Agreement.  In the event any Restricted Stock Units have not vested by the [X] anniversary of the Vesting Commencement Date, the then-unvested Restricted Stock Units granted under this Award Agreement will thereupon be forfeited without consideration payable by the Company and the Participant will have no further rights thereunder.
4. Acceleration of Vesting upon Death or Disability.  In the event Participant ceases to be a Director as the result of Participant’s death or “Disability” prior to the [X] anniversary of the Vesting Commencement Date, 100% of the Restricted Stock Units that have not vested as of such date will immediately vest.  For these purposes, “Disability” will have the meaning set forth in the Plan.
5. Other Acceleration.  Vesting of the Restricted Stock Units may be accelerated under other circumstances pursuant to the terms of the Plan.
 Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the Administrator determines, in its discretion, that the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in a whole number of Shares (or, in the Administrator’s discretion, a lump sum cash payment equal to the Fair Market Value of such Shares) to the Participant’s estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable (or cash payable) thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6. Forfeiture upon Termination of Continuous Service or Pursuant to Clawback Policy.  If Participant ceases to be a Director for any or no reason other than death or Disability, the then-unvested Restricted Stock Units (after taking into any accelerated vesting that may occur as the result of any such termination) granted under this Award Agreement will thereupon be forfeited without consideration payable by the Company and the Participant will have no further rights thereunder. Additionally, the Participant’s rights, payments, and benefits with respect to this Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, and to the extent, prescribed under the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). A Participant who has received Shares or cash upon settlement of the Award may be required to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.
7. Payment after Vesting.  Any Restricted Stock Units that vest in accordance with Sections 3, 4 or 5 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares (or, in the Administrator’s discretion, in a lump sum cash payment).  No fractional Shares shall be issued to Participant and Participant shall not be entitled to consideration for any fractional Shares.
8. Payments after Death or Disability.  Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or Disabled, be made to the Participant’s legal representatives, heirs, legatees or distributees, as applicable.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Administrator to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
9. Tax Obligations.  Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (1) all federal, state, and local taxes (including, if applicable, the Participant’s self-employment tax obligation) or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (2) the Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant, vesting or settlement of the Restricted Stock Units or the sale of Shares, and (3) any other Company taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or the grant, vesting or settlement thereof or the sale of Shares) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility.  Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions with respect to such Shares, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.  When vested Restricted Stock Units are settled, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.  If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction.
 10. Nature of Grant.  In accepting the Award, Participant acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c) Participant is voluntarily participating in the Plan;
(d) the Award of Restricted Stock Units and the cash or Shares issuable thereunder, including the value of future dividends, distributions and proceeds, are not intended to replace any compensation;
(e) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and
(f)   unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.
11. Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.
12. No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A NON-EMPLOYEE DIRECTOR OF THE COMPANY, AND NOT THROUGH THE ACT OF BEING APPOINTED AS A DIRECTOR, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS, VESTING IN THE AWARD OR ACQUIRING SHARES OR RECEIVING CASH HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL.
13. Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 11500 N. Mopac Expressway, Building A, Austin, Texas 78759, Attn: Stock Administrator, or at such other address as the Company may hereafter designate in writing.
14. Award is Not Transferable.  Except to the limited extent provided in Section 8, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
15. Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16. Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
17. Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18. Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
19. Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
20. Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.